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                                                                    EXHIBIT 4(F)

               CERTIFICATE OF INCREASE OF DESIGNATION OF SERIES A
                         PARTICIPATING PREFERRED STOCK
                                  NO PAR VALUE

                                       OF

                      OWENS-CORNING FIBERGLAS CORPORATION

           PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE

  We, William W. Colville, Senior Vice President, and Dennis L. Jarvela, Assistant Secretary, of Owens-Corning Fiberglas Corporation (the
"Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of
Section 103 thereof, DO HEREBY CERTIFY that:

  Pursuant to the authority conferred upon the Board of Directors by the provisions of Section 1 of the resolutions set forth in the Corporation's Certificate of Designation of Series A Participating Preferred Stock, which certificate was filed in the Office of the Secretary of State of the State of Delaware on December 24, 1986, an increase of 300,000 shares in the number of shares of Preferred Stock designated as and constituting the Corporation's Series A Participating Preferred Stock, no par value, has been authorized and directed by a resolution adopted by the Board of Directors, resulting in a total of 750,000 shares of such Preferred Stock so designated.

  IN WITNESS WHEREOF, this Certificate is executed on behalf of the Corporation by its Senior Vice President and attested by its Assistant Secretary the 8th day of June, 1994.

                                                 /s/ William W. Colville
                                          -------------------------------------
                                                  SENIOR VICE PRESIDENT

Attest:

        /s/ Dennis L. Jarvela
- -------------------------------------
         ASSISTANT SECRETARY